Exhibit 23.2

 CONSENT OF Cawley, Gillespie & Associates, Inc.

We acknowledge that the results of our independent reserve estimates for Carbon Energy Corporation (the “Company”) and Carbon Appalachian Company, LLC (“Carbon Appalachia”), with an effective date of December 31, 2019 and a preparation date of March 2, 2020, and for Carbon California Company, LLC (“Carbon California”), with an effective date of January 1, 2020 and a preparation date of February 20, 2020, are reported in the Company’s annual report on Form 10-K for the year ended December 31, 2019. We hereby consent to the results of our independent reserve estimates for the Company and Carbon Appalachia from our report dated March 2, 2020 and for Carbon California from our report dated February 20, 2020 being included in the Form 10-K and the inclusion of our reports as exhibits to the Form 10-K. We consent to the incorporation by reference of this information into the Company’s Registration Statements on Form S-8 (No. 333-179184 and No. 333-232604). We further consent to the use of our name in the section of the Form 10-K entitled “Preparation of Reserves Estimates” and any reference to our firm or employees as “Experts”.

/s/ Cawley, Gillespie & Associates, Inc.

J. Zane Meekins, P. E.

Executive Vice President

Cawley, Gillespie & Associates, Inc.

March 30, 2020